                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                                         BMC SOFTWARE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                               BMC SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 19, 1996

To the Stockholders of
 BMC Software, Inc.:

    The annual meeting of stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard, Houston, Texas, on Monday, August 19, 1996 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

        1. To elect six directors of the Company, each to serve until the next annual meeting or until their respective successors have been duly elected and qualified;

        2. To consider and vote on a proposal to approve the BMC Software, Inc. 1996 Employee Stock Purchase Plan;

        3. To consider and vote on a proposal to approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock, par value $.01 per share from 90,000,000 shares to 300,000,000 shares;

        4. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent accountants; and

        5. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.


    A record of stockholders has been taken as of the close of business on July 5, 1996, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders is available and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 2101 CityWest Boulevard, Houston, Texas 77042-2827 and at the time and place of the annual meeting.


                                            By Order of the Board of Directors

                                                  /s/ M. Brinkley Morse
                                                    M. Brinkley Morse
                                                        SECRETARY


Houston, Texas
July 16, 1996


    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                               BMC SOFTWARE, INC.

                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827


                                 JULY 16, 1996
                                PROXY STATEMENT


                              GENERAL INFORMATION

PROXY SOLICITATION


    This proxy statement is furnished to the stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1996 Annual Meeting of Stockholders to be held at 2101 CityWest Boulevard, Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Savings Time, on August 19, 1996, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 16, 1996.


RECORD DATE AND VOTING RIGHTS


    As of July 5, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 50,105,171 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.


VOTING OF PROXY; REVOCABILITY


    Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the approval of the BMC Software, Inc. 1996 Employee Stock Purchase Plan, FOR the approval of an amendment to the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 90,000,000 shares to 300,000,000 shares and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.


ANNUAL REPORT

    An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1996, accompanies this Proxy Statement.

    Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

                        ITEM ONE: ELECTION OF DIRECTORS

NOMINEES

    Each of the persons named below has been nominated for election as a director of the Company until the 1997 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All directors serve one year terms. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board. The nominees receiving a majority of the votes cast at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

    Certain information concerning the nominees is set forth below:

                                                                  POSITION AND OFFICES              DIRECTOR
NAME                                           AGE                   OF THE COMPANY                   SINCE
- -----------------------------------------      ---      -----------------------------------------  -----------
Max P. Watson Jr. .......................          50   Chairman of the Board, President and             1990
                                                        Chief Executive Officer
John W. Barter...........................          49   Director                                         1988
B. Garland Cupp..........................          55   Director                                         1989
Meldon K. Gafner.........................          48   Director                                         1987
L. W. Gray...............................          59   Director                                         1991
George F. Raymond........................          59   Director                                         1987

    Mr. Watson joined the Company in October 1985 and has served as President and Chief Executive Officer since April 1990 and as Chairman of the Board since January 1992. He served as Executive Vice President and Chief Operating Officer from January 1989 to April 1990 and as Senior Vice President, North American Sales and Marketing from February 1987 to December 1988.

    Mr. Barter has been employed since 1977 with AlliedSignal, Inc. in various financial and executive capacities and is currently an Executive Vice President of AlliedSignal, Inc., and President of AlliedSignal Automotive, Inc.


    Mr. Cupp was employed by the American Express Corporation from 1978 to 1995, when he retired. From 1989 to 1995, he served as Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation.


    Mr. Gafner has been Vice Chairman of the Board of ComStream Corporation, a manufacturer of high speed satellite earth stations for data distribution, since December 1992 and was its President from July 1988 to December 1992.

    Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was appointed a corporate vice president of IBM in 1983.

    Mr. Raymond is a private investor and a director of several privately held software companies. He founded Automatic Business Centers, Inc., a payroll processing company ("ABC"), in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989.

BOARD ORGANIZATION AND MEETINGS

    The Board met seven times in fiscal 1996. No Board member attended fewer than 75% of the total number of the meetings of the Board and of the committees on which he served.

    The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

    AUDIT COMMITTEE. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accounts; to review the adequacy of internal accounting procedures, and to review audit results. Messrs. Barter and Raymond are members of the Audit Committee, which held two meetings in fiscal 1996.

    COMPENSATION COMMITTEE. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and incentive stock plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Barter, Gafner and Cupp are members of the Compensation Committee, which held four meetings in fiscal 1996.

COMPENSATION OF DIRECTORS

    Board members other than those employed by the Company receive an annual fee of $20,000 and receive an additional fee of $1,000 per meeting for each board or committee meeting attended in excess of five meetings per year, with board and committee meetings that are held on the same day being counted as one meeting. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as a director of the Company.

    In August 1994, the Company's stockholders approved the BMC Software, Inc. 1994 Nonemployee Directors' Stock Option Plan (the "1994 Directors' Plan"), which authorizes 200,000 shares of Common Stock for issuance pursuant to stock options granted to nonemployee directors. Under the 1994 Director Plan, each director who is first appointed subsequently to the adoption of the 1994 Directors' Plan is granted a nontransferable, "nonqualified" option to purchase 40,000 shares of Common Stock, and each director receives a grant of 10,000 shares on each annual re-election to the Board. In every case, the exercise price is the fair market value on the date of grant and the option vests quarterly in 6.25% increments over five years from the grant date. The BMC Software, Inc. 1990 Director Stock Option Plan was terminated upon stockholder approval of the 1994 Plan.

    THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

              ITEM TWO: PROPOSAL TO APPROVE THE BMC SOFTWARE, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors adopted the BMC Software, Inc. 1996 Employee Stock Purchase Plan (the "Purchase Plan") on June 3, 1996, subject to approval by the Company's shareholders. The purpose of the Purchase Plan is to furnish eligible employees an incentive to advance the Company's interest by providing a method whereby they may acquire a proprietary interest in the Company on favorable terms. The complete text of the Purchase Plan is attached hereto as Exhibit A. In the event that shareholders do not approve the Purchase Plan, it will be terminated.

GENERAL

    The Purchase Plan authorizes the issuance of up to 250,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and certain other events) and provides that no options may be granted under the Purchase Plan after June 3, 2006. The Purchase Plan is available to all employees of the Company and its participating subsidiaries who have completed six months of employment and who are scheduled to work more than twenty hours per week. However, an employee may not be granted an option under the Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company. Further, an employee who is both highly compensated (within the meaning of the Internal Revenue Code provisions applicable to employee benefit plans) and an officer of the Company or a participating subsidiary at or above the level of Vice President is not eligible to participate in the Purchase Plan. The committee charged with the general administration of the Purchase Plan has the authority to designate any preset or future subsidiary of the Company as a participating subsidiary. As of June 24, 1996, approximately 183 employees were eligible to participate in the Purchase Plan.

    Under the Purchase Plan, an eligible employee must authorize payroll deductions to be made during a 6-month period (the "Option Period")(the first of which commenced on July 1, 1996 and ends on December 31, 1996), which amounts are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the Common Stock on the first or the last day of the Option Period, whichever is lower. Employees have discretion to determine the amount of their payroll deduction under the Purchase Plan, subject to the limits that not more than 10% of compensation or $21,250 may be deducted in any Option Period or calendar year, respectively. On the first day of each Option Period, the Company grants options to purchase shares of Common Stock to each participant. On the last day of the Option Period, the participant is deemed to have exercised the option to the extent of the participant's accumulated payroll deductions. A committee appointed from time to time by the Board of Directors makes all determinations necessary or advisable for the administration of the Purchase Plan.

    An employee may withdraw from the Purchase Plan, in whole but not in part, at any time prior to the beginning of the last payroll period in an Option Period, by delivering a withdrawal notice to the Company, in which event the Company will refund the entire amount of the payroll deductions during the Option Period, without interest.

    An employee's rights under the Purchase Plan terminate upon termination of employment for any reason other than by retirement or death. Upon termination for reasons other than retirement or death, the Company will return the employee's payroll deductions, without interest. A participant under the Purchase Plan who retires at or after the age of 65 may elect either to exercise his or her options to purchase Common Stock on the date of his retirement or to receive a refund of his or her accumulated payroll deductions. If the employment of a participant under the Purchase Plan is terminated by the participant's death, the executor of his will or the administrator of his estate may elect either to exercise such participant's options to purchase Common Stock as of the date of such participant's death or to receive a refund of such participant's accumulated payroll deductions. An employee's rights under the Purchase Plan may not be transferred except by will or the laws of descent and distribution.

    Option holders are protected against dilution in the event of a stock dividend, stock split, subdivision, combination, recapitalization or similar event. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary) or if the Company is dissolved or liquidated, then unless the surviving corporation assumes or substitutes new options for all options then outstanding, the date of exercise for all options then outstanding will be accelerated to a date fixed by the Board of Directors prior to the effective date of such merger, consolidation, dissolution or liquidation.

    For a period of 12 months (or such other period as the Committee may from time to time specify with respect to a particular grant of options) after the date of exercise of an option pursuant to the Purchase Plan (the "Restriction Period"), the shares of Common Stock issued in connection with such exercise may not be sold or disposed of by the paricipant who has purchased such shares. During the

Restriction Period, a custodian selected by the committee that is appointed to administer the Purchase Plan will hold such shares of Common Stock. If a participant's employment with the Company and its parent or subsidiary corporations is terminated for any reason whatsoever, such transfer restrictions will cease to apply.

    The Board of Directors may at any time amend or terminate the Purchase Plan except that no amendment shall be made without the approval of the holders of a majority of the Company's outstanding Common Stock, if such amendment would (a) materially increase the benefits accruing to participants under the Purchase Plan, (b) increase the number of shares which may be issued under the Purchase Plan, (c) change the class of individuals eligible to receive options under the Purchase Plan, (d) cause options issued under the Purchase Plan to fail to meet the requirements of Section 423 of the Code or (e) otherwise modify the requirements as to eligibility for participation.

FEDERAL INCOME TAX ASPECTS

    The following discussion summarizes certain United States federal income tax considerations for employees participating in the Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of
Section 401(a) of the Internal Revenue Code are not applicable to the Purchase Plan.

    Amounts deducted from an employee's pay under the Purchase Plan are included in the employee's compensation subject to federal income and social security taxes. The Company will withhold taxes on these amounts. An employee will not recognize any additional income at the time he or she elects to participate in the Purchase Plan or purchases Common Stock under the Purchase Plan.

    If an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the option was exercised over the purchase price the employee paid for the stock. This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). If the shares have been held for more than one year, such gain or loss will be long-term capital gain or loss.

    If an employee disposes of Common Stock purchased pursuant to the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first day of the Option Period with respect to which the stock was purchased. This amount, however, is not subject to social security taxes or withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

    Although the amounts deducted from an employee's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of any employee's purchase of Common Stock under the Purchase Plan. However, if an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the employee. If an employee disposes of Common Stock purchased under the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the Company will not receive any deduction for federal income tax purposes with respect to such stock. Except when an employee disposes of Common Stock after the two-year period described above, the Company may be required to withhold taxes upon, and to pay employment taxes with respect to, compensation income recognized by its employees in connection with the Purchase Plan.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the Purchase Plan, which approval is a condition to the effectiveness of the Purchase Plan. Accordingly, under Delaware law, the Company's Restated Certificate of Incorporation and bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted. The persons named in the proxy intend to vote FOR the approval of the Purchase Plan, unless otherwise instructed.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PURCHASE PLAN.

    ITEM THREE: PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    Subject to stockholder approval, the Board of Directors has approved an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 90,000,000 shares to 300,000,000 shares. If the Amendment is approved, Article FOURTH of the Restated Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be deleted and the following will be subtituted therefor:

    "The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred One Million (301,000,000) shares, of which One Million (1,000,000) shall be shares of Preferred Stock, of the par value of One Cent ($.01) per share (the "Preferred Stock"), and Three Hundred Million (300,000,000) shall be shares of Common Stock, of the par value of One Cent ($.01) per share ("Common Stock")."

    The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors including, without limitation: raising additional capital; issuing additional stock options or awards in order to attract and retain valuable employees and directors; effecting a stock split or issuing a stock dividend in order to facilitate broader ownership of the Company's Common Stock and acquiring other businesses in exchange for shares of the Company's Common Stock. The Company at present has no commitments, agreements or undertakings to issue any such additional shares, other than pursuant to employee incentive compensation, stock option or stock purchase plans. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise. If required by law or regulation, the Company will seek stockholder approval prior to any issuance of shares.

    The Company intends to apply to the NASDAQ National Market System, on which the shares of Common Stock are currently listed, for the listing thereon of the additional shares to be issued and reserved for future issuance as a result of the Amendment. Shares of Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 1996 Annual Meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 90,000,000 SHARES TO 300,000,000 SHARES.

                 ITEM FOUR: PROPOSAL TO RATIFY THE SELECTION OF
                              INDEPENDENT AUDITORS

APPOINTMENT OF ARTHUR ANDERSEN LLP

    The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ended March 31, 1997, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 1996 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the 1996 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

    THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

                            ITEM FIVE: OTHER MATTERS

    The Board of Directors does not know of any other matters that are to be presented for action at the 1996 Annual Meeting of Stockholders. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The following table sets forth as of June 24, 1996 certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, the Chief Executive Officer, each of the four other most highly compensated executive officers and all directors and officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.


                                                                                     COMMON
NAME                                                                               STOCK OWNED   PERCENT
- ---------------------------------------------------------------------------------  -----------  ---------
Massachusetts Financial Services.................................................        4,794    9.6%
 500 Boylston Street
 Boston, MA 02116
 617/954-5027

Wellington Management Company....................................................        3,412    6.8%
 75 State Street
 Boston, MA 02109
 617/951-5455

Twentieth Century Companies......................................................        2,820    5.65%
 45 Main Street
 Kansas City, MO 64141
 816/340-4103

T. Rowe Price Associates.........................................................        2,550    5.1%
 100 East Pratt Street
 Baltimore, MD 21202
 410/547-5774
Max P. Watson Jr.(1).............................................................      566,038    1.1%
Douglas J. Erwin(2)..............................................................      138,220      *
Richard P. Gardner(3)............................................................       42,055      *
James E. Juracek(4)..............................................................      108,274      *
Gerd A. Ordelheide(5)............................................................       17,000      *
John W. Barter(6)................................................................       41,000      *
B. Garland Cupp(7)...............................................................       30,625      *
Meldon K. Gafner(8)..............................................................       21,250      *
L. W. Gray(9)....................................................................       25,000      *
George F. Raymond(10)............................................................       36,551      *
All directors and officers as a group
 (15 persons)(11)................................................................    1,261,341    2.4%


- ------------------------
*   Represents less than 1%.

(1) Includes 398,310 shares subject to stock options exercisable within 60 days after June 24, 1996, and 40,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment power of which Mr. Watson disclaims beneficial ownership.

(2) Includes 90,000 shares subject to stock options exercisable within 60 days of June 24, 1996 and 20,000 shares of restricted stock subject to transfer restrictions.

(3) Includes 25,000 shares subject to stock options exercisable within 60 days of June 24, 1996 and 10,000 shares of restricted stock subject to transfer restrictions.

(4) Includes 33,000 shares subject to stock options exercisable within 60 days of June 24, 1996 and 50,000 shares of restricted stock subject to transfer restrictions.

(5) Includes 17,000 shares subject to stock options exercisable within 60 days after June 24, 1996.

(6) Includes 35,000 shares subject to stock options exercisable within 60 days after June 24, 1996.

(7) Includes 30,624 shares subject to stock options exercisable within 60 days after June 24, 1996.

(8) Includes 21,250 shares subject to stock options exercisable within 60 days after June 24, 1996.

(9) Includes 25,000 shares subject to stock options exercisable within 60 days after June 24, 1996.

(10) Includes 31,627 shares subject to stock options exercisable within 60 days of June 24, 1996.

(11) Includes 837,312 shares subject to stock options exercisable within 60 days after June 24, 1996 and 80,000 shares of restricted stock subject to transfer restrictions.

EXECUTIVE OFFICERS

    The executive officers are elected to serve annual terms. Certain information concerning the Company's executive officers as of June 24, 1996 is set forth below, except that information concerning Mr. Watson is set forth above under Item One: "Election of Directors."

              NAME                     AGE                                 POSITION
- ---------------------------------      ---      --------------------------------------------------------------
Douglas J. Erwin.................          43   Executive Vice President and Chief Operating Officer
Richard P. Gardner...............          42   Senior Vice President, North American Sales
James E. Juracek.................          50   Senior Vice President, Research Development
Gerd A. Ordelheide...............          53   Senior Vice President, European Operations
Theodore W. Van Duyn.............          47   Chief Technology Officer
M. Brinkley Morse................          38   Vice President, General Counsel and Secretary
Leland D. Putterman..............          37   Vice President, Worldwide Marketing
Kevin M. Klausmeyer..............          37   Chief Accounting Officer and Corporate Controller
Stephen B. Solcher...............          35   Treasurer


    Mr. Erwin joined the Company as Executive Vice President and Chief Operating Officer in April 1994. Prior to joining the Company, Mr. Erwin was employed since 1988 with Northern Telecom in various senior operating positions, lastly Vice President, Network Services and Software Applications. Mr. Erwin was employed by IBM Corporation in various sales and marketing capacities from 1975 to 1988.


    Mr. Gardner joined the Company as Senior Vice President, North American Sales, in May 1994. He was employed by IBM Corporation from March, 1975 to May, 1994 in various sales and general management capacities, lastly as General Manager of its Houston, Texas operations.

    Mr. Juracek joined the Company as Senior Vice President, Research and Development in February 1993. From June 1992 to February 1993, he was Vice President, MIS and Chief Information Officer of Frito-Lay, Inc. From October 1988 to June 1992, he was Vice President, Systems Engineering of SABRE Computer Services, a division of AMR Corporation. From August 1968 to August 1987, he served in various information systems capacities for AT&T Corporation.


    Mr. Ordelheide joined the Company as Senior Vice President, European Operations in January 1995. He was employed by DataSwitch Corporation from 1993 to 1995 and by Siemens Nixdorf USA from 1980 to 1992. From 1970 to 1980, he served in various marketing positions with IBM Corporation.

    Mr. Van Duyn joined the Company in October 1985 as Director of Research and served as Senior Vice President, Research and Development from July 1986 to February 1993, when he became Chief Technology Officer.

    Mr. Morse has served as General Counsel and Secretary since November 1988, when he joined the Company, and as Vice President since January 1991.


    Mr. Putterman joined the Company in September 1994 from Oracle Corporation, where he was employed since July 1985 in various sales and marketing capacities. His last position was as a Vice President, Database and Tools Marketing.


    Mr. Klausmeyer joined the Company in August 1993 as Corporate Controller and has served as Chief Accounting Officer since October 1994. From December 1979 through July 1993, he was employed by Arthur Andersen LLP in various capacities, the last of which was Principal -- High Technology/Enterprise Group.

    Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992. Prior to joining the Company, Mr. Solcher was employed as an audit manager by Arthur Andersen LLP, the Company's independent auditors, from 1983 to 1991.

                             EXECUTIVE COMPENSATION

    The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of Messrs. Watson, Erwin, Gardner, Juracek and Ordelheide (the "Named Executive Officers"). The Company's compensation policies are discussed in the Report of the Compensation Committee of the Board.

                              SUMMARY COMPENSATION

                                                                                         OTHER ANNUAL    RESTRICTED
                                                        FISCAL     SALARY                COMPENSATION    STOCK AWARD
                                                         YEAR        ($)     BONUS ($)      ($)(1)         ($)(2)
                                                       ---------  ---------  ---------  ---------------  -----------
Max P. Watson Jr.....................................       1996    240,000    600,970         5,000          0
 Chairman of the Board,                                     1995    240,000    512,360         5,000          0
 President and Chief Executive Officer                      1994    240,000    560,000         5,000          0
Douglas A. Erwin.....................................       1996    180,000    490,857         5,000          0
 Senior Vice President and                                  1995    180,000    420,000         5,000      1,886,250
 Chief Operating Officer                                    1994    N.A.       N.A.          N.A.           N.A.
Richard P. Gardner...................................       1996    139,992    349,393         5,000          0
 Vice President                                             1995    124,108    288,001         5,000        725,625
 N. American Sales and Marketing                            1994     NA.       N.A.          N.A.           N.A.
James E. Juracek.....................................       1996    140,004    342,026         5,000          0
 Senior Vice President                                      1995    140,000    290,936         5,000          0
 Research and Development                                   1994    140,000    354,611         5,000      3,087,500
Gerd A. Ordelheide...................................       1996    124,441    347,930         4,425          0
 Senior Vice President,                                     1995     34,011    157,500         4,000          0
 European Operations                                        1994    N.A.       N.A.          N.A.           N.A.

- ------------------------
(1) Represents nondiscriminatory Board authorized matching contributions under the Company's 401(k) plan.

(2) As of March 31, 1996, the Named Executive Officers held shares of restricted stock in the following amounts and having the following dollar values based on the closing price of the Company's common stock of $54.75 on March 31, 1996: Mr. Erwin, 40,000 shares, $2,190,000; Mr. Gardner, 20,000 shares,
    $1,095,000;   Mr.  Juracek,  70,000  shares,  $3,833,500.  These  restricted shares all represent long-term incentive awards under which the transfer restrictions on the restricted shares lapse in a fiscal year if the Company's earnings per share meets or exceeds the targeted earnings per share amount for the fiscal year. The restricted shares were granted in connection with the grantees' employment with the Company and are valued in the above table at the closing price on the grant date. The transfer restrictions on the shares of Mr. Juracek lapse in increments of 29% and 71%, respectively, and the transfer restrictions on the shares of Mr. Erwin and Mr. Gardner lapse in one-third increments, if the Company's earnings per share meets or exceeds the prescribed targets in fiscal 1996 and 1997. The Company's earnings per share in fiscal 1996 exceeded the fiscal 1996 target, excluding the one-time charge of $23,589,000 for acquired research and development in the third quarter of fiscal 1996. The Compensation Committee excluded the charge in determining that the objectives were met in fiscal 1996 because of the extraordinary nature of the charge. The transfer restrictions thus lapsed on the shares of restricted stock held by the Named Executive Officers for fiscal 1996. If the Company fails to achieve the target in a fiscal year, the transfer restrictions on the shares allocated to that year do not lapse and the shares cannot be sold or otherwise disposed of, except that the transfer restrictions on all of an employee's restricted shares will lapse on the tenth anniversary of the grant date if the grantee's employment with the Company has not terminated.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1996.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE        FISCAL YEAR-END(#)           FISCAL YEAR-END($)
                                 ACQUIRED ON  REALIZED   --------------------------  ----------------------------
                                 EXERCISE #       $      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                 -----------  ---------  -----------  -------------  -------------  -------------
Max P. Watson Jr...............           0           0     398,310        528,000      17,739,437     17,226,000
Douglas J. Erwin...............           0           0      90,000        360,000       2,936,250     11,745,000
Richard P. Gardner.............      33,000     915,188      33,000        264,000       1,076,625      8,613,000
James J. Juracek...............      33,000     917,907      33,000        264,000       1,076,625      8,613,000
Gerd A. Ordelheide.............      33,000     821,563      33,000        264,000         981,750      7,854,000

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

    The Compensation Committee, which is composed only of independent directors, administers the compensation program for executive officers of the Company. The Compensation Committee, with the aid of internal staff and independent compensation consultants, at least annually reviews and evaluates the Company's compensation program to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

    COMPENSATION PHILOSOPHY. The Company's compensation program for its executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the Company's business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to the Company's long-term success.

    COMPENSATION  COMPONENTS.  The Company's  executive compensation program has
three  primary  components:  base   salary,  annual  incentives  and   long-term
incentives. Each of these three components is described below.

    BASE SALARY. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. The salaries are set at the low to middle end of the competitive market based upon compensation surveys of industry peers by an independent compensation consultant.

    ANNUAL INCENTIVES. Annual incentive compensation awards for participating executive officers are determined by allocating, as a percentage of pay, 10% of the amount by which the Company's pretax income (excluding extraordinary items) in a quarter exceeds its pretax income in the same quarter one year earlier. These quarterly bonuses are adjusted at the end of the fiscal year to equal the recipient's allocated share of 10% of the amount by which the Company's pretax income for the fiscal year exceeded its pretax income in the preceding year. The individual executive officer percentage allocations are determined by the relationship of individual salaries to the total salaries of all executive officer participants. These percentages are then adjusted quarterly by the Compensation Committee at the recommendation of the Chief Executive Officer for various individual contributions.

    Annual bonuses are directly tied to year over year growth in the Company's pretax earnings in order to focus executive officers' efforts on the Company's financial performance. The program is designed to heavily weigh the variable component of an executive's total annual compensation and to generate 90th percentile or higher awards compared to a peer group if the Company achieves expected levels of performance. The annual incentive compensation plan was implemented in mid-fiscal year 1990 and has been in effect since then, with minor variations.

    LONG TERM INCENTIVES. The Compensation Committee approved in fiscal 1995 long term incentives for the Company's executive officers, including the Named Executive Officers. The long term incentives are nonstatutory stock options vesting over five years, with an exercise price equal to the fair market value on the grant date. The design of the long term incentives granted in fiscal 1995 was based upon the recommendation of Godwins, Booke & Dickenson and on factors including the responsibilities of the individual executive officers, their expected future contributions and long term incentives granted by competitors and peer companies within the computer software industry. The Compensation Committee intends that the stock option grants made in fiscal 1995 will be the primary grants to the covered executive officers for the five year vesting period. No long term incentives were granted in fiscal 1996.

    The key purpose of the long-term incentive compensation program is to focus executive officers' efforts on performance that increases the value of the Company for its stockholders. It is also intended to align the interests of executive officers with those of stockholders by encouraging share ownership while providing a significant retention incentive for executive officers.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As described above, the Company determines compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. The Chief Executive Officer's base salary has not increased over the last five fiscal years, reflecting the emphasis on the annual incentive bonus opportunity in the total mix of annual cash compensation. The Chief Executive Officer's annual incentive was based on an allocation of the annual incentive pool described above based on the relative percentage of his salary to the salaries of the five other participants in the annual incentive program. The Chief Executive Officer did not receive any stock options or other long-term compensation in fiscal 1996.

    DEDUCTIBILITY. Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Performance-based compensation meeting criteria in
Section 162(m), however, is specifically exempt from the deduction limit.

    Based on Section 162(m) and the regulations issued thereunder, any compensation derived from all grants of stock options and restricted stock prior to the effective date of Section 162(m) is exempt from the limit on the corporate tax deduction. The stock option grants to the Company's executive officers described above have been designed so that compensation expense deductions taken by the Company in connection with the exercise of such options will be excluded from the deduction limit. The Company does not currently anticipate taking actions necessary to qualify the Company's annual cash incentive plan for the exclusion to Section 162(m), and believes that it is unlikely that any executive officer's annual cash compensation, including bonuses awarded under the annual incentive plan described above, will exceed the $1,000,000 limit.

    Respectfully submitted by the Compensation Committee of the Board of Directors of the Company:

                                          John W. Barter
                                          B. Garland Cupp
                                          Meldon K. Gafner

PERFORMANCE GRAPH

    The following indexed graph indicates the Company's total return to its stockholders for the five year period ended March 31, 1996, as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's Computer Software & Services Composite Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                          1992       1993       1994       1995       1996
BMC Software, Inc.                                 100    $142.60    $115.68    $146.15    $150.89    $259.17
S&P 500 Composite                                  100    $111.04    $127.95    $129.84    $150.05    $198.22
S&P Computer Software & Services Composite         100    $164.14    $204.03    $203.95    $312.15    $421.99

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934


    The  Company believes that, during the fiscal year ended March 31, 1996, all
Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten-percent beneficial owners were complied with, except that Mr. Klausmeyer reported on Form 5 his holdings in the Company's securities that should have been reported earlier on Form 3 upon his promotion to Chief Accounting Officer.


RELATED TRANSACTIONS

    John S. Watson, the brother of Max P. Watson Jr., the Company's Chairman of the Board, President and Chief Executive Officer, is a partner in the law firm of Vinson & Elkins, L.L.P., which is the Company's principal outside counsel. The Company paid $904,786 in legal fees to Vinson & Elkins for legal services rendered in fiscal 1996.

                             STOCKHOLDER PROPOSALS


    Any stockholder who wishes to submit a proposal for presentation at the 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than March 17, 1997.


                                   FORM 10-K

    The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 1996 (the "1996 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the 1996 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Mr. M. Brinkley Morse, Secretary for the Company, at the Company's principal address as shown on page 1 hereof.

                                 OTHER MATTERS

    The Annual Report to Stockholders for the fiscal year ended March 31, 1996 has been mailed to each stockholder entitled to vote at the annual meeting.

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

    The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the meeting adjourns. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.

                                          By Order of the Board of Directors

                                                  /s/ M. Brinkley Morse
                                                    M. Brinkley Morse
                                                        SECRETARY


Houston, Texas
July 16, 1996

                             BMC SOFTWARE, INC.
P                         2101 CITY WEST BOULEVARD
R                             HOUSTON, TX 77042
O
X       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y

     The undersigned hereby appoints Max P. Watson Jr. and M. Brinkley Morse as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, acting unanimously if more than one shall act, to represent and to vote as designated on the reverse side, all the shares of common stock of BMC Software, Inc. held of record by the undersigned on July 5, 1996, at the annual meeting of stockholders to be held on August 19, 1996 or any adjournment thereof.

     THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2, 3 AND 4.

            (Continued and to be signed on the other side)      /SEE REVERSE/
                                                               /   SIDE    /

/X/ Please mark
    votes as in
    this example.

1. ELECTION OF DIRECTORS

NOMINEES: J. BARTER, G. CUPP, M. GAFNER, L. GRAY,
G. RAYMOND AND M. WATSON


FOR ALL NOMINEES  |  |   |  |  WITHHOLD AUTHORITY
LISTED (EXCEPT    |  |   |  |     TO VOTE FOR
AS MARKED IN      |  |   |  |     ALL NOMINEES
THE CONTRARY)     |  |   |  |        LISTED


_____________________________________________________
INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL
NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE ABOVE.



   2. PROPOSAL TO APPROVE THE          FOR    AGAINST    ABSTAIN
      BMC SOFTWARE, INC. 1996         |   |  |       |  |       |
      EMPLOYEE STOCK PURCHASE         |   |  |       |  |       |
      PLAN.                           |   |  |       |  |       |



   3. PROPOSAL TO APPROVE AN           FOR    AGAINST    ABSTAIN
      AMENDMENT TO THE COMPANY'S      |   |  |       |  |       |
      RESTATED CERTIFICATE OF         |   |  |       |  |       |
      INCORPORATION TO INCREASE       |   |  |       |  |       |
      THE AUTHORIZED NUMBER OF
      SHARES OF COMMON STOCK,
      PAR VALUE $.01 PER SHARE
      FROM 90,000,000 SHARES TO
      300,000,000 SHARES.



                                       FOR    AGAINST    ABSTAIN
    4. PROPOSAL TO RATIFY THE         |   |  |       |  |       |
       APPOINTMENT OF ARTHUR          |   |  |       |  |       |
       ANDERSEN LLP AS THE            |   |  |       |  |       |
       INDEPENDENT PUBLIC
       ACCOUNTANTS OF THE COMPANY.

    5. IN THEIR DISCRETION, UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE SAID MEETING.

                                     MARK HERE
                                    FOR ADDRESS  |   |
                                     CHANGE AND  |   |
                                    NOTE AT LEFT

       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE COMPANY'S STOCK TRANSFER RECORDS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH
       SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY.

       SIGNATURE:______________________________________DATE_______________

       SIGNATURE:______________________________________DATE_______________